EXHIBIT (a)(1)(viii)
MELLANOX TECHNOLOGIES, LTD.
AGREEMENT TO TERMS OF ELECTION
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Election Form and if submitting a paper Election Form, please return the completed and signed Election Form to Matthew Gloss, Vice President of Legal Affairs, via facsimile at 1 + (408) 970-3403 or via hand delivery to Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, by 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009) (unless the Offer is extended).
You may withdraw this election by submitting a new properly completed Election Form via the Offer website at http://portal.yok.mtl.com/system/misc/repricing.php or by completing and delivering a new paper Election Form via facsimile at 1 + (408) 970-3403 or via hand delivery to Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, prior to the expiration date, which will be 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009), unless we extend the Offer.
By electing to exchange my eligible options, I understand and agree to all of the following:
     1. I hereby agree to exchange my eligible options for replacement options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer Information Document, dated March 24, 2009, of which I hereby acknowledge receipt. Each eligible option indicated on the Election Form will be cancelled on April 22, 2009 or, if the Offer is extended, on the first business day following the extended expiration date. A replacement option will be granted to me on April 22, 2009, in accordance with the terms of the Offer or, if the Offer is extended, on the first business day following the expiration of the Offer.
     2. The Offer is currently set to expire at 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009), unless the Company, in its discretion, extends the period of time during which the Offer will remain open.
     3. If I cease to be employed or contracted by the Company or its majority owned subsidiary before the Company grants me new options in exchange for my eligible options, I will not receive any new options. Instead, I will keep my current eligible options and they will expire in accordance with their terms.
     4. Until 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009), I will have the right to change the elections that I have made with respect to some or all of my eligible options that I elected to exchange or elected not to exchange. HOWEVER, AFTER THAT DATE I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding. Until the Offer period closes on 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009), I may withdraw my tendered eligible options at any time prior to the Company’s acceptance of such options for exchange pursuant to the Offer.
     5. The tender of some or all of my eligible options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by the Company of my eligible options pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.
     6. I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the Election Form are true and correct.
     7. I am not required to tender some or all of my eligible options pursuant to the Offer.
     8. THE COMPANY AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY OWN LEGAL, TAX AND INVESTMENT ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

     9. Under certain circumstances set forth in the Offer Information Document, the Company may terminate or amend the Offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.
     10. I UNDERSTAND THAT IF I DO NOT CLEARLY MARK THE BOX ELECTING TO EXCHANGE EACH OF MY ELIGIBLE OPTIONS ON THE ELECTION FORM, SUCH ELIGIBLE OPTIONS WILL NOT BE EXCHANGED.
I understand that none of the officers or employees of Mellanox, the Board of Directors of Mellanox or the Compensation Committee of the Board of Directors of Mellanox is making any recommendation as to whether I should exchange or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I understand that the replacement options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Mellanox ordinary shares may provide little or no basis for predicting what the market price of Mellanox ordinary shares will be in the event I elect to exchange my options in accordance with the terms of this offer or at any other time in the future.
     This Agreement does not constitute the Offer. The full terms of the Offer are described in (1) the Offer Information Document; (2) the e-mail from TenderOffer@Mellanox.com dated March 24, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Agreement to Terms of Election; (7) the Global Plan; (8) the Global Plan Prospectus; (9) the form option agreements and (10) the Equity Edge Personal Summary dated as of March 24, 2009 attached to e-mail from TenderOffer@Mellanox.com dated March 24, 2009.
     If you are not able to submit your election electronically via the Offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Matthew Gloss, Vice President of Legal Affairs, via facsimile at 1 + (408) 970-3403 or via hand delivery to Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, by 9:00 p.m. U.S. Pacific Time on April 21, 2009 (6:00 a.m. Israeli Time on April 22, 2009) (unless the Offer is extended). To obtain a paper Election Form, please either print a paper Election Form or please contact Matthew Gloss, Vice President of Legal Affairs, via e-mail at TenderOffer@Mellanox.com.
DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE
OR HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE
NUMBER ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

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